DUPLICATE

British Columbia                                                                                Number: C0777806

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that SMARTIRE SYSTEMS INC., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0059380, has continued into British Columbia from the Jurisdiction of YUKON, under the Business Corporations Act, with the name SMARTIRE SYSTEMS INC. on December 20, 2006 at 10:37AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On December 20, 2006

/s/ Ron Townshend
Ron Townshend
Registrar of Companies
Province of British Columbia
Canada